EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Deltic Timber Corporation

El Dorado, Arkansas

We consent to the inclusion of our report of Del-Tin Fiber, L.L.C. as of and for the fiscal years ending December 31, 2012, 2011, and January 2, 2010, dated January 29, 2013 in Deltic Timber Corporation’s Form 10-K for the year ended December 31, 2012.

/s/ FROST, PLLC
Certified Public Accountants

Little Rock, Arkansas
March 8, 2013